Exhibit 21

SUBSIDIARIES OF PROVECTUS BIOPHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Incorporation

VisiRose, Inc.*	Delaware
Xantech Pharmaceuticals, Inc.	Tennessee
Pure-ific Corporation**	Nevada
Provectus Biotech, Inc.	Tennessee
Provectus Devicetech, Inc.	Tennessee
Provectus Imaging, Inc.	Tennessee
IP Tech, Inc.	Tennessee
Provectus Pharmatech, Inc.	Tennessee
Provectus Biopharmaceuticals Australia PTY LTD	New South Wales, Australia

*Indicates a non-wholly owned subsidiary of the registrant.

**Entity status permanently revoked in the State of Nevada.